UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

_________________

(Mark One)

☑	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended Period Ended January 31, 2011

or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the Transition Period from                      to

Commission File Number  0-17386

FISCHER-WATT GOLD COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0227654
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

2582 Taft Court
Lakewood, Colorado 80215
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 232-0292

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in rule 405 of Securities Act. Yes ☐ No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐ No ☑

Indicate by check mark whether the registrant  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted  pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☑

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of January 31, 2011, based upon the closing price of the common stock as reported by OTCBB on such date was approximately $2,565,000.  The total number of shares of Common Stock issued and outstanding as of April 25, 2011 was 79,938,305.

EXCHANGE RATES

Except as otherwise indicated, all dollar amounts described in this Form 10-K Annual Report are expressed in United States dollars ($US).

CONVERSION TABLE

For ease of reference, the following conversion factors are provided:

1 mile = 1.6093 kilometers	1 metric tonne = 2,204.6 pounds
1 foot = 0.305 meters	1 ounce (troy) = 31.1035 grams
1 acre = 0.4047 hectare	1 imperial gallon = 4.5546 liters
1 long ton = 2,240 pounds	1 imperial gallon = 1.2010 U.S. gallons

FORWARD LOOKING STATEMENTS

The Company desires to take advantage of the "safe harbor" provisions contained in Section 27A of the Securities Act of 1933, as amended (the "1933 Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is including this statement herein in order to do so:

From time to time, the Company's management or persons acting on the Company's behalf may wish to make, either orally or in writing, forward-looking statements (that may come within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act), to inform existing and potential security holders regarding various matters including, without limitation, projections regarding financial matters, timing regarding transfer of licenses and receipts of government approvals, effects of regulation and completion of work programs. Such forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believes," "expect," "anticipate," "goal" or other words that convey the uncertainty of future events or outcomes. Forward-looking statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these forecasts or underlying assumptions prove incorrect, actual results could vary materially. Specific factors that might cause such differences include factors described and discussed in Risk Factors in Item 1A below.

PART I

Item 1.   Business.

Introduction

Fischer-Watt Gold Company, Inc. (collectively with its subsidiaries, "Fischer-Watt", "FWG" or the "Company"), was formed under the laws of the State of Nevada in 1986. Fischer-Watt's primary business is mining and mineral exploration, and to that end to own, acquire, improve, sell, lease, convey lands or mineral claims or any right, title or interest therein; and to search, explore, prospect or drill for and exploit ores and minerals therein or thereupon.

In 2000, the Company entered into an agreement to sell its producing metals property to Grupo de Bullet (“Grupo”) in Colombia. In return the Company was to receive three million seven hundred thousand dollars ($3,700,000) from future production royalties.  Grupo subsequently declared bankruptcy and the amount receivable was written off.  Effective February 1, 2001, the Company re-entered the exploration stage as a result of the sale of Fischer-Watt’s subsidiary, Compania Minera Oronorte S.A.

The Company had held a 65% interest in Minera Montoro S.A. de C.V. (“Montoro”) since 1996, which in turn acquired a 100% interest in mining concessions located in the state of Michoacan, Mexico, designated as the La Balsa property. Mr. Jorge E. Ordonez and his associates owned the remaining 35% of Montoro. During the fiscal year ended January 31, 2006, the Company executed a letter of agreement to sell its 65% interest in Montoro to Nexvu Capital Corp. (“Nexvu”) for a total consideration of $2,235,000. The sale of this interest was subsequently assigned by Nexvu to Rogue River Resources, Inc (“Rogue River”).  An initial deposit of $50,000 was received during the year ended January 31, 2006. During the fiscal year ended January 31, 2007, the original closing date was extended because of certain accounting and legal issues that were not resolved until late 2006. The first of three tranches of $695,000 was received January 30, 2007 and the remaining two tranches of $745,000 each were received, the last having been received on July 9, 2007. As a result, the Company no longer holds any interests in Mexico. All applicable taxes owing to the Government of Mexico have been paid.

In order to effect the sale to Nexvu/Rogue River, the Company repurchased a 21.6% interest in the La Balsa project held by The Astra Ventures, Inc. (“Astra”) a Company controlled by a Director of the Company. The Company had agreed to repay capital contributions made by Astra to Fischer- Watt in the sum of $864,068, to be repaid in conjunction with the receipt of proceeds from Nexvu /Rogue River. The Company has repaid the $864,068 to Astra.

As consideration to Astra for the lost business opportunity, the Company agreed to grant an option to it for a total of 10,000,000 shares of common stock. The option granted is for 4,000,000 shares of common stock at $0.30 per share for 5 years, 4,000,000 shares of common stock at $0.40 per share for 7 years, and 2,000,000 shares of common stock at $0.60 per share for 10 years. These options were authorized in December 2005. The Company assigned a value of $360,000 to the options granted to Astra based on the following assumptions:  expected life of 5 to 10 years, volatility of 99.4%, risk-free interest rate of 4.0% and no dividend yield.  This amount was charged to operations in July 2007.

Acquisition of Tournigan USA, Inc.

On February 27, 2009, the Company completed the acquisition of 100% of the common shares of Tournigan USA, Inc (TUSA), a wholly owned subsidiary of Tournigan Energy, Ltd. (Tournigan Energy). As consideration for this transaction, the Company issued Tournigan Energy an interest-free promissory note in the amount of $325,327. In addition, the Company agreed to secure the release of, or reimburse Tournigan Energy for, the existing reclamation bonds on the properties in the amount of $930,000, less any applicable reclamation costs. The Company has granted Tournigan Energy a 30% carried interest on each of the existing properties up to the completion of a feasibility study for any project encompassing any of these properties. At that point, Tournigan Energy can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest.

Peter Bojtos, President, CEO and Chairman of the Board of Fisher-Watt, declared his interest in this transaction as he is also a director of Tournigan Energy.

The transaction described above relating to the acquisition of TUSA was accounted for as a business combination in accordance with ASC Topic 805 (formerly FAS 141R).

Due to Tournigan Energy, Ltd.

In connection with the acquisition of TUSA, the Company issued to Tournigan Energy an interest-free promissory note in the amount of $325,327. The promissory note was due August 31, 2009. In addition, the Company agreed to secure the release of, or reimburse Tournigan Energy for, the existing reclamation bonds on the properties in the amount of $930,000, less any applicable reclamation costs.

On August 21, 2009, Tournigan Energy extended the due date of the promissory note to December 15, 2009. Tournigan Energy also extended the repayment date of the first $530,000 of reclamation bonds to December 15, 2009, and the repayment of the remaining $400,000, less the cost of the reclamation work, to September 30,2010.

On December 14, 2009, Tournigan Energy agreed to reduce the amount payable under the promissory note to $100,000. This amount was paid on December 15, 2009, and the promissory note was extinguished. In addition, the Company paid $100,000 as partial payment of the $530,000 installment of the reclamation bond due on that date.

During the course of 2010 Fischer-Watt completed the reclamation work on the exploration properties in Arizona and Wyoming and secured the release of the bonds from the regulatory agencies except for a remnant portion of the bonds amounting to $50,000 to the benefit of the Department of the Interior, Bureau of Land Management, Arizona. This remaining bond is expected to also be released after the BLM conducts its final inspection which will be after the passage of several seasons.

On December 22, 2010, Fischer-Watt repaid Tournigan Energy a further $130,000.

On December 24, 2010, Fischer-Watt entered in to an amended agreement with Tournigan Energy whereby Tournigan Energy acknowledged that, since Fischer-Watt had made the above repayments and had also completed the reclamation work on the properties, the remaining amount to be repaid to it by Fischer-Watt would be $600,000 and that this amount will be paid by Fischer-Watt from 50% of the proceeds of future equity financings until the balance is retired.

Operations

The Company had no revenue in either the year ended January 31, 2011 or the year ended January 31, 2010. During the year ended January 31, 2011, the Company received interest income of $2,961 vs. $10,061 in the year ended January 31, 2010.

Exploration expenses for the year ended January 31, 2011 amounted to $239,457 compared to $158,881 at January 31, 2010. This is attributed to increased activity on the properties during the past fiscal year.

General and administrative expenses for the year ended January 31, 2011 were $225,273 vs. $404,102 for the year ended January 31, 2010.

At January 31, 2011, the Company had $58,764 in cash on hand vs. $6,624 at January 31, 2010. In addition to the free cash on hand, the Company also held a restricted deposit of $50,000 at January 31, 2011 vs. $354,400 at January 31, 2010. This represents funds in trust in connection with reclamation on the Company’s Arizona properties.

Total liabilities decreased in the year ended January 31, 2011 to $1,564,776 vs. $1,869,131 in the year ended January 31, 2010. This is the result of a decrease in the amount owing to Tournigan Energy, along with related reclamation costs, from $830,000 to $600,000; a decrease in payables and accrued expenses to shareholders from $609,937 to $413,348; and an increase in general accounts payable and accruals of $122,235 in the current year.

During the year ended January 31, 2010, the Company continued general exploration activities on its mineral claims and incurred expenses of $276,243, compared to $158,881 in the year ended January 31, 2010.

The Company continues to seek advanced-stage precious and/or base metal mineral properties with a view to developing them into cash generating, profitable, producing mines. The Company’s chief area of interest is in the southwestern United States. Several opportunities have been evaluated over the past year. The Company’s evaluation team has looked at both potentially high-grade underground situations as well as lower grade open-pittable scenarios.

The Company currently does not have sufficient capital to conduct its business during the next fiscal year, and must rely on its management team to arrange loans, investments, or combinations of both in order to carry out its business objectives in the coming year.

Cautionary Statements

The factors discussed below are believed to be important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Unpredictable or unknown factors not discussed herein could also have material adverse effects on actual results of matters that are the subject of forward-looking statements. The Company does not intend to update these cautionary statements.

Regulation

Mining operations and exploration activities are subject to various governmental laws and regulations governing prospecting, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. Licenses and permits are required to conduct exploration and mining operations. There is no assurance that such permits will be granted. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on the Company. Under certain circumstances, the Company may be required to close an operation until a particular problem is remedied or to undertake other remedial actions.

Environmental Laws

The exploration programs conducted by the Company are subject to governmental regulations regarding environmental considerations. Most operations involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust, and other environmental protection controls adopted by governmental authorities as well as the rights of adjoining property owners.

The Company may be required to prepare and present to governmental authorities data pertaining to the effect or impact that any proposed exploration or production of minerals may have upon the environment. The Company will be responsible for reclamation costs. Reclamation requirements vary depended on the location and the managing agency, but they are similar in that they aim to minimize long-term effects of exploration and mining disturbance by requiring the operating company to control possible deleterious effluents and to re-establish to some degree pre-disturbance landforms and vegetation. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

Future legislation may significantly emphasize the protection of the environment, and that, as a consequence, the activities of the Company may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions, or a termination of operations, the extent of which cannot be predicted.

Market Factors and Volatility

The marketability of natural resources, which may be acquired or discovered by the Company, will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations in the prices of minerals, the capacity of processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. Future prices of metals cannot be accurately predicted.

Competition

Numerous companies are engaged in the exploration and development of mineral properties and have substantially greater technical and financial resources than the Company.

Title of Properties

Properties are held under mining concessions, leases or claims granted by the appropriate authorities. In most cases the controlled area does not include surface rights. The surface access is subject to successful negotiations with the owners, subject to the appropriate laws and regulations.

Foreign Operations

The Company has previously completed the sale of its interests in Mexico and has no foreign operations.

Conflicts of Interest

Some of the directors of the Company are also directors of other mining companies that are also engaged in mineral exploration and the acquisition of mineral properties. Situations may arise in connection with potential acquisitions and investments where the interests of these individuals as directors of other companies may conflict with their interest as directors of the Company. These individuals will deal with such matters according to prudent business judgment and the relative financial abilities and needs of the various companies with which they are associated. They have been advised of their fiduciary duties to the Company. Notwithstanding, conflicts of interest among these companies could arise in which the individuals' obligations to or interest in other companies could detract from their efforts on behalf of the Company.

Exploration and Development Risks

Exploration and mining operations are subject to all the hazards and risks typically inherent to the mining industry, any of which could result in damage to life or property, environmental damage and possible legal liability for any or all damage. Personnel are exposed to numerous risks associated with mining, such as unstable geological conditions, and processing of large volumes of materials using mechanized equipment. In addition, there is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of metals. The probability of an individual prospect ever having “reserves” that meet the requirements of Industry Guide 7 is extremely remote, in all probability the properties do not contain any reserves, and any funds spent on exploration will probably be lost.

The Company may become subject to liability for pollution, cave-ins or other hazards against which it cannot insure or against which it may elect not to insure. As the Company does not carry liability insurance, the payment of such liabilities, were they to be incurred, could have a material adverse effect on the Company's financial position.

Currency Fluctuations and Foreign Exchange

The Company uses the United States (US) dollar as its currency of display and measurement. All of its transactions are denominated in US dollars.

Taxation Risks

The tax risks of investing in any country could be significant. Tax legislation is evolving and is subject to varying opinions, frequent changes and inconsistent enforcement at the federal, regional and local levels.

Item 1A.   Risk Factors.

This 10-K contains statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements".  Our ability to do this has been fostered by the Private Securities Litigation Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. In addition, the Company's status as an exploration and development company without any present revenue producing operations increases the risks involved in an investment in the Company.  These factors affecting us include, but are not limited to, the following:

•

The worldwide economic situation;

•

Any change in interest rates or inflation;

•

Foreign government changes to laws or regulations related to Company activities;

•

The willingness and ability of third parties to honor their contractual commitments;

•

Our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the gold mining industry for risk capital;

•

Our costs of production; Environmental and other regulations, as the same presently exist and may hereafter be amended; Our ability to identify, finance and integrate other acquisitions; and

•

Volatility of our stock price.

We undertake no responsibility or obligation to update publicly these forward-looking statements, but may do so in the future in written or oral statements. Investors should take note of any future statements made by or on our behalf.

Item 1B.  Unresolved Staff Comments.

None.

Item 2.  Properties.

The following is a description of the Company's mineral properties.

Uranium Properties Acquisition

On February 27, 2009, the Company closed its transaction for the acquisition of a 100% interest in TUSA and under the closing terms, the Company issued to Tournigan Energy an interest-free promissory note, due August 31, 2009, for $325,327, which was the amount paid by Tournigan Energy for the then current year’s Federal mineral claim maintenance fees along with working capital adjustments on the closing date. In addition to this, the Company agreed to secure the release of, or reimburse Tournigan Energy for, the existing reclamation bonds on the properties in the amount of $930,000 less any applicable reclamation costs.

On August 21, 2009, Tournigan Energy extended the due date of the promissory note to December 15, 2009. Tournigan Energy also extended the repayment date of the first $530,000 of the reclamation bonds to December 15, 2009 and the repayment of the remaining $400,000, less the cost of the reclamation work, to September 30, 2010.

On December 14, 2009, Tournigan Energy agreed to reduce the promissory note to $100,000 with payment of this amount on December 15, 2009. This payment was made by Fischer-Watt and the promissory note was extinguished. In addition, the Company paid $100,000 as partial payment of the $530,000 installment of the reclamation bond due on that date with the balance of $430,000 to be paid from one half of subsequent equity share issues of Fischer-Watt until paid in full.

Following the completion of the required reclamation work on the properties over the course of 2010, Fischer-Watt made a further repayment to Tournigan Energy of $130,000 on December 22, 2010. Subsequently, on December 24, 2010, Fischer-Watt entered in to an amended agreement with Tournigan Energy whereby Tournigan Energy acknowledged that the remaining amount to be repaid to it by Fischer-Watt would be $600,000 and that this amount will be paid by Fischer-Watt from 50% of the proceeds of future equity financings until the balance is retired.

The Company has granted Tournigan Energy a 30% carried interest on each of the existing properties up to the completion of a feasibility study for any project encompassing any of these properties. At that point Tournigan Energy can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest.

Peter Bojtos, President, CEO and Chairman of the Board of Fischer-Watt has declared his interest in this transaction since he is also a director of Tournigan Energy. He has abstained from voting on all matters in connection with this transaction.

Mineral Claims and Leases

The mineral holdings in TUSA are comprised of 907 federal lode claims covering 18,100 acres in Wyoming, South Dakota and Arizona, along with 3 State leases covering 879 acres in Wyoming. All the claims and leases are 100% controlled in TUSA and there are no further underlying agreements, payments or royalties other than statutory Federal, State and County fees and production royalties. Annual fees and minimum work requirements to hold these properties currently amount to approximately $127,000 if the Company chooses to hold all the current properties. The claims were staked by Sweetwater River Resources and Cowboy Explorations of Wyoming who were contracted by TUSA to perform geological services. All the claims and leases are registered in TUSA’s name.

Wyoming

The Wyoming properties consist of 825 federal claims covering 16,500 acres and 3 State leases covering 879 acres distributed in five areas of prospective uranium bearing geology. Some of the properties are close to former producing uranium mines or in-situ recovery (“ISR”) operations. These areas are Cyclone Rim in Sweetwater County; South Pass in Sublette and Fremont Counties; Alkali Creek and Whiskey Peak in Fremont County; and Shirley Basin in Carbon County.

Uranium mineralization in Wyoming is chiefly found in “roll-fronts”. The roll-fronts are crescent-shaped deposits formed in saturated, permeable sandstones. Groundwater flows through these host rocks carrying dissolved uranium and other metals such as iron, molybdenum, vanadium and selenium. These metals precipitate when the groundwater flow crosses the interface from oxidized conditions into reducing conditions in the sandstone and thereby deposit in the crescent-shaped forms.

Cyclone Rim.

The largest exploration area in TUSA is in the Cyclone Rim covering 14,200 acres. The claims are located in the northwestern portion of the Great Divide Basin and are located in Township 26 North, Range 96 West and Township 25 North, Range 94 through 96 West. The property extends for 28 miles astride the “CR Trend” roll-front. The area is underlain by rock units of the Wasatch and the Battle Springs Formations, which host uranium mineralization in the eastern Great Divide Basin and at Crooks Gap/Green Mountain located approximately 30 miles west. The general area was explored in the early 1970’s by Union Carbide and Teton Exploration, and in the late 1970’s by Newmont Mining, Rocky Mountain Energy, Western Fuels and Ogle Petroleum. The current claim group was assembled between 2005 and 2008 and it covers an extensive length of potential roll-front mineralization from the UT claims in the west and along the CR trend for a further 25 miles of favorable uranium geology. The east end of these claims is approximately 8 miles west of Rio Tinto’s Sweetwater uranium processing mill. That facility is presently on care and maintenance.

Cyclone Rim Property Claim Blocks

ND
TD
Fremont County
Sweetwater County
Wyoming
Fremont County
Sweetwater County
Casper
Cheyenne
90
25
80
Area Enlarged
Utah
Colorado
CR Trend (40 kilometres)
UT
CRS
GDB
END
Line 1
Line 2
Line 3
Line 4
Line 5
Line 6
Line 7
Line 8
Line 9
Roll Front Trend (Boberg 1981)
13.5 Km
Sweetwater Mill
N
Kilometres
0 1 2 4 6

FIGURE No. 2

Date Plotted: January 23, 2008 File Location: P:\Spatial-TVC\Maps-Outputs\TVC-WY-Wyoming\v0801-Wyoming-AnnRpt-Jan08\TVC-WY-v0801-02-CycloneRim-Claims-AnnRpt.mxd

The mineralization occurs as typical Wyoming sandstone hosted roll-front uranium deposits in the Eocene age Battle Springs Formation. The lithology ranges from coarse sands and gravels to yellow and green silty sands and green sandy clay. Thin interbeds of green clay are common. The host unit is underlain by a thick bed of hard, chocolate brown clay shale. The mineralization tends to favor clayey sands.

Alteration, typical of roll-front uranium deposits, consists of reddish oxidized sands in the barren interior, up-dip from the roll-front, to green and grey reduced sands at the outer, down-dip part of the roll-front. Pyrite grains in the barren interior are corroded, while in the roll-front and in the outer portions the grains are fresh. This can be an important clue for locating drill-hole positions relative to the roll-front.

The mineralization in this area ranges in depth from less than 100 feet to over 500 feet below the surface.

In 2007, TUSA drilled 49 vertical mud rotary holes, each being of 6” diameter, on the UT claims to follow up on reports of uranium mineralization located in the area in historic drilling by Rocky Mountain Energy. Holes were drilled on 400 ft. spacings and uranium mineralization was encountered in 15 of the holes. Additionally, TUSA drilled five core holes in order to twin holes containing the most significant mineralization. From the down-hole radiometric readings it appears that the mineralization is in at least two shallow roll-fronts within about 200 feet below the surface. This could make a deposit in this area amenable to ISR.

The 15 holes that intersected significant uranium mineralization are reported below. The remaining 34 holes in this wide-spaced drill program did not encounter uranium mineralization of significance.

Drill Hole	From	To	Thickness	Average Grade
	(ft.)	(ft.)	(ft.)	(% eU3O8)
UT-001	242	245	3.0	0.047%
	283.5	287	3.5	0.054%
Incl’d	286	287	1.0	0.113%
UT-002	169.5	171.5	2.0	0.032%
UT-008	195.2	205.2	10.0	0.076%
UT-009	205	207	2.0	0.038%
UT-018	219	225	6.0	0.040%
Incl’d	220.5	224.5	4.0	0.056%
UT-019	215.5	225	9.5	0.028%
Incl’d	217	222	5.0	0.043%
Incl’d	217.5	220.5	3.0	0.059%
UT-020	207.5	218.5	11.0	0.050%
Incl’d	216.5	218.5	2.0	0.125%
UT-024	243.5	245.1	2.5	0.025%
UT-027	167.7	169.6	2	0.024%
UT-031	210.6	213.6	3	0.029%
UT-034	278.6	284.1	5.5	0.030%
	290.4	293	2.5	0.020%
UT-039	270.4	273	2.5	0.023%
UT-042	243.5	247.1	3.5	0.030%
UT-044	177.5	187.7	10	0.067%
UT-049	163.1	166	3.5	0.027%

Note: The uranium grades are reported as % eU3O8 as determined by down-hole radiometric logging equipment. A number of the rotary holes that had the most significant intercepts were twinned with core holes, which were then sampled, analyzed and calibrated with the gamma log readings in order to increase the accuracy of the disequilibrium coefficient. This is a mathematical means of equating gamma log readings to actual % U3O8.

2/2/2008
Sheet 1 of 1

Tournigan USA
Revised 2008 WY Budget
UT Trend Map

UT Map Drill Holes and Significant Intercepts

720,000 mE
720,500 mE
721,000 mE
721,500 mE
4,673,500 mN
4,673,000 mN
4,672,500 mN
4,672,000 mN
UT
31
6
5ft 0.042% eU3O8
11ft 0.05% eU3O8
10ft 0.067% eU3O8
10ft 0.076% eUO8
5.5ft 0.03% eU3O8
Legend
UT Drill Hole Locations
Drill Hole Location
Survey Control POint
Drill Hole w/ Significant Intercept
Claim Block Outline
Claim Boundary
Sweetwater River Resources
Tournigan USA
WGDB - CR - UT Project
Drill Hole Location Map &
Significant Intercepts Map
0
100
200
400
meters

WGDB - CR - UT Project: Significant Intercepts

Drill Hole	From (m)	To (m)	Interval (m)	% eU3O8 Grade
UT-001	73.8	74.7	0.91	0.047%
	86.4	87.5	1.07	0.054% incl 1.0ft 0.113%
UT-002	51.7	52.3	0.61	0.032%
UT-008	59.5	62.6	3.05	0.076% incl 8ft 0.084%
UT-009	62.5	63.1	0.61	0.038%
UT-018	66.8	68.6	1.83	0.040% incl 4ft 0.056%
UT-019	65.7	68.6	2.90	0.028% incl 5.0ft 0.043%, 3.0ft 0.059%
UT-020	63.2	66.6	3.35	0.05% incl 2.0 ft 0.125%, 9.0ft 0.058%
UT-024	74.2	75.0	0.76	0.025%
UT-027	51.1	51.7	0.61	0.024%
UT-031	64.2	65.1	0.91	0.029% incl 1.0ft 0.04%
	77.1	77.4	0.30	0.024%
UT-033	64.0	64.5	0.46	0.022%
UT-034	62.0	62.5	0.46	0.019%
	84.9	86.6	1.68	0.03% incl 2.5 ft 0.04%
	88.5	89.3	0.76	0.02%
UT-039	82.4	83.2	0.76	0.023% incl 1.0ft 0.03%
UT-042	74.2	75.3	1.07	0.03% incl 2.0ft 0.04%
UT-044	54.1	57.2	3.05	0.067% incl 7.0ft 0.09%, 1.0ft 0.134%
UT-045	66.5	67.8	1.37	0.013%
UT-046	40.2	41.1	0.91	0.014%
UT-048	62.8	63.1	0.30	0.014%
UT-049	49.7	50.7	1.07	0.027%

FIGURE No. 4

In order to carry out an initial test of the 25 mile long CR trend, TUSA carried out a drill program in late 2007/early 2008 where it drilled 33 mud rotary holes and one core hole along nine widely spaced fences of drill-holes to provide cross-sectional information along the trend.

Each fence was about 2.5 miles apart and vertical holes were drilled 200 ft. apart on each fence. These holes were designed to test for uranium mineralization along the 26-mile trace of the roll front. Significant uranium mineralization was found in 5 of the holes on three of the section lines. The mineralization was encountered at depths ranging from 50 feet to 750 feet below the surface with the mineralization plunging towards the east.

Drill Hole	Section Line	From (ft)	To (ft)	Thickness (ft)	% eU3O8	Comment

CR-010	Line 2	137.5	143.5	6.0	0.018	incl 3.0ft 0.024%
		137.5	155.5	18.0	0.016	incl 1.0ft 0.035%

CR-014	Line 2	208.0	234.0	26.0	0.059	incl 2.5ft 0.15%

CR-029	Line 3	413.0	415.0	2.0	0.026

CR-032	Line 9	54.0	60.5	6.5	0.030
		502.5	509.5	7.0	0.044
		595.0	607.0	12.0	0.020
		675.5	684.0	8.5	0.023
		704.5	708.5	4.0	0.021
		791.0	793.0	2.0	0.024

CR-033	Line 9	59.5	65.5	6.0	0.030
		548.5	557.0	8.5	0.020
		694.0	698.0	4.0	0.022
		699.5	706.0	6.5	0.022
		710.0	723.0	13.0	0.023
		727.5	733.0	5.5	0.035

From these results it has been determined that uranium mineralization is present along a significant portion of the roll front trace. Furthermore, the mineralized intercepts appear to represent portions of a series of roll fronts stacked one on top of the other.

With this data Fischer-Watt’s independent geological consultant, W T Cohan & Associates, Inc., carried out an evaluation of the potential mineralized material that could be hosted within the Cyclone Rim property.

W T Cohan in their report noted that a significant portion of the extensive roll-front trend in this area of Wyoming extended over about 109 miles in a range of 6 to 26 miles east of Fischer-Watt’s property. To date there are three drilled out uranium deposits and one open pit mine in this portion of the roll-front. These deposits and historic mine production account for 29.8 million pounds of U3O8.

U3O8 MINERALIZATION & PRODUCTION ALONG THE ROLL FRONT EAST OF FISCHER-WATT’S CYCLONE RIM
Property	Mineralization MM Lbs U3O8	Comments
Lost Creek (Ur-Energy Inc.)	10.9
Lost Soldier (Ur-Energy Inc.)	14.0
JAB (Energy Metals Corp.)	3.6
Sweetwater Mine (Rio Tinto)	1.3	historic production
Total	29.8

Note: Fischer-Watt does not own nor control any of these deposits.

W T Cohan reported that this section of the roll-front therefore hosted 272,500 pounds of U3O8 per mile of the trend. On this basis Fischer-Watt’s property has the potential to host mineralization in the order of 7.75 million pounds of U3O8. However, W T Cohan points out that a large portion of the roll-front trend remains unexplored and as such “this potential is very likely too conservative”. By determining the yield factor for the length of roll-fronts at the published project sites W T Cohan arrives at an average yield of uranium mineralization at known deposits of 2.32 million pounds of U3O8 per mile over the 12.4 miles of roll-front found in the above listed projects.

W T Cohan states “The successful results of 450 foot spaced grid drilling in the western portion of the Fischer-Watt claims in the UT area and the three drill fences in the CRS area substantiates the probability of the existence of 10 million pounds of potential uranium mineralization. Furthermore, drilling in the eastern portion of the property revealed the presence of unusually thick host sandstones and continuous mineralization, indicating the presence of a major fluvial channel, and there remains 17 miles of untested roll-front on Fischer-Watt’s property. Therefore, there is the potential for the discovery an additional 10 to 30 million pounds of U3O8 in this portion of the property as well”. Therefore, W T Cohan states it “ascribes a mineralization potential of 10 to 40 million pounds of U3O8 to Fischer-Watt’s properties in the Great Divide Basin of Wyoming.”

The Alkali Creek and Whiskey Peak claims, totaling about 1,200 acres, lie about 8 miles north of the UT claims and are adjacent to claims held by Energy Metals Corporation. A reclaimed ISR operation that was operated by Ogle Petroleum is in the immediate vicinity. The Alkali Creek claims encompass historic close-spaced drilling patterns of Teton Energy and Newmont Mining.

Fischer-Watt’s properties currently have no reserves and there is no assurance that the projects will advance from their present exploration stage.

South Pass

The 36 claims and 2 leases covering about 800 acres at South Pass are located along the southeast flank of the Wind River Mountains in the Green River Basin. Exploration was carried out in this area in the late  1960s by Federal American Partners, Getty Oil and Gulf Resources. In general they identified widespread low-grade mineralization over portions of a 26 mile long roll-front. Two mineralized areas, known as the East Sage and the Brett, were identified at that time. These may be evaluated by Fischer-Watt for the possible application of ISR.

Shirley Basin

The Shirley Basin uranium district is located in the northeastern part of Carbon County, between Casper and Medicine Bow. Uranium was historically produced from four mines beginning in 1959. Utah Construction and Homestake operated underground mines and Petronomics developed two open pits. Deposits in the area are hosted in the Wind River Formations of Eocene age.

TUSA holds claims at the southern end of the Middle Shirley Basin Trend in an area of reported uranium mineralization. The MSB block of 21 claims cover an area of approximately400 acres. No exploration has been carried out by TUSA to date.

Fischer-Watt Gold Co., Inc.
Wyoming Uranium Districts
Legend
Tournigan Projects
Significant Past Producers
Pre - Cambrian Exposure
NORTH
0
25
50
miles
Montana
South Dakota
Nebraska
Colorado
Big Horn Basin
Wind River Basin
Powder River Basin
Green River Basin
Great Divide Basin
Shirley Basin
Pryor Mts.
Sheridan
Hulett
I-90
Gillette
Rapid City
Pumpkin Buttes
Kaycee
Hot Springs
Edgemont
Casper
S. Powder River Basin
Gas Hills
Crooks Gap
South Pass
Alkali Creek
Cyclone Rim
Shirley Basin
I-25
Rock Springs
I-80
Laramie
Cheyenne
Baggs

South Dakota

In South Dakota, TUSA holds three claim blocks totaling 51 claims over 1,000 acres in an area approximately 8 miles north of the town of Edgemont in the southern Black Hills district. The area covered by these claim blocks were initially held by Union Carbide and the Tennessee Valley Authority as part of a larger block known as the Chord claims. The Chord property encompassed more than 40 small open pits as well as a few underground operations. These operations produced uranium intermittently from the early 1950’s till the late 60’s, supplying ore to a former mill at Edgemont.

The three TUSA blocks are known as the Long, RC and DH claims and are located generally within the Long Mountain structural zone. This northeast trending fault zone, running through the area of the historic Chord claims, is approximately two miles wide, with uranium mineralization being hosted in four sandstone formations. Two of these are in the Cretaceous age Lakota Formations and two are in the overlying sandstone sequences.

The Long claims consist of 33 claims covering 650 acres that encompass a 3 mile long by 1 mile wide mineralized trend that includes pre-existing claims controlled by Strathmore Minerals. These cover the historic Viking, Virginia C and Ridge Runner orebodies. The eastern portion of the Long claims surrounds the historic Long Mountain orebodies, some of which are also covered by Strathmore claims. The US Forest Service has prepared a Draft Environment Assessment covering certain lands in the Craven Canyon and Long Mountain area, which proposes a "Mineral Withdrawal" to protect regional cultural and other resources on National Forest lands. This proposed action would "withdraw" some of our TUSA claims from mineral exploration and future development.

Approximately 1 mile east of the Long claims is the 8 claim RC claim block covering 150 acres. This area contains two areas of prospective uranium mineralization as well as the Hot Point mineralized area.

The 10 claim DH claim block covers about 200 acres in an area 1 mile south of the RC claims where in 1971 the US Geological Survey reported “widespread low grade mineralization”. Historic production was won from several small pits and at least two small underground operations where the reported average grade was 0.25% U3O8 and 0.30% vanadium oxide.

Arizona

TUSA holds 31 federal lode claims on approximately 600 acres in Mohave County , northern Arizona, in the area known as the Arizona Strip immediately south of the Utah border. Uranium mineralization in these areas is hosted in “collapse” breccia pipes caused by the collapse of overlying rock strata into solution cavity caverns in the underlying limestones. Uranium mineralization was later deposited in the breccia pipes, at specific favorable horizons, by the action of downward migrating ground waters carrying dissolved uranium. The deposits are relatively small horizontal tabular deposits, but are among the highest grade deposits in the United States.

The breccia pipes are about 300 feet in diameter on average and are recognized as a circular depression on the surface. There are a lot of these structures in northern Arizona and about 1% of them appear to be mineralized. TUSA’s non-contiguous 9 blocks of claims cover about 10 depressions.

TUSA has carried out extensive field work on about 80 of these depression areas in the form of geological mapping along with soil and rock geochemical sampling since geochemical surveys have been shown in the past to be effective in identifying associated uranium mineralization. Based on this work TUSA selected about 20 areas as high priority targets. Several of these targets were followed up with  geophysical surveys in order to map out the vertical shape of the breccia pipes. Audio-frequency magnetotelluric surveys, using both natural source and controlled source, as well as limited seismic surveys were carried out on about 10 of the high priority targets. This was followed up with 11 holes being drilled into 4 targeted pipes for a total of 8,421 feet of drilling. Breccias were encountered in several of the holes and down-hole gamma surveys were carried out. The results are being evaluated to determine what follow-up programs should be planned.

Nevada
St. George
Utah
Kanab
Arizona
Lake Powell
I - 15
Virgin River
PC
SGB
RN
BUS
GCS
ULJ
Kaibab Reservation
Grand Canyon National Game Preserve
Colorado River
Navajo Reservation
Grand Canyon National Park
Havusupai Reservation
Colorado River
Hualapai Reservation
Lake Mead
Little Colorado River
0
10
20
miles
TUSA CLAIMS
LEGEND
Federal Claim Outline
N
W
E
S
DATE: 09-2010

The TUSA properties currently have no reserves and there is no assurance that the projects will advance from their present exploration stage.  All of the exploration on the properties to date has been carried out by Cowboy Explorations of Laramie, Wyoming, a qualified and experienced geological contractor with extensive local geological knowledge. Fischer-Watt’s independent consulting geologist on the Cyclone Rim properties is W.T.Cohan & Associates, Inc. of Grand Junction, Colorado. The properties have also been physically examined in the field by Fischer-Watt’s President, Mr. P. Bojtos P.Eng., who is a qualified geologist.

In addition, the Company continues to evaluate other projects for possible acquisition although not as vigorously as previously because of the acquisition of TUSA. The Company continues to concentrate its interest on projects in the western part of the United States – primarily in the search for gold, copper, zinc or uranium.

Item 3.  Legal Proceedings.

None.

Item 4.  (Removed and Reserved).

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer

              Purchases of Equity Securities.

The Company's common stock trades on the OTC Bulletin Board. The high and low closing quotations were obtained from the National Association of Securities Dealers, Inc. Trading and Market Services report. The quotations below reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual trades.

	HIGH	LOW

Year Ended January 31, 2011
Quarter ended April 30, 2010	$ 0.075	$ 0.041
Quarter ended July 31, 2010	0.064	0.015
Quarter ended October 31, 2010	0.06	0.032
Quarter ended January 31, 2011	0.06	0.0375

During the year ended January 31, 2011, the Company issued 2,859,820 shares of common stock at $0.06 per share in settlement of amounts due to two shareholders.  The Company completed a private placement in the amount of $226,000 by issuance of 3,766,667 shares of common stock at $0.06 per share. Each share included a warrant exercisable at $0.12 over two years.  There were 6,626,486 warrants outstanding at January 31, 2011.  These warrants expire on dates ranging from March 30, 2012 to May 11, 2012.

Cash Dividends:

Since inception, the Company has not declared nor paid any cash dividends. It retains all earnings from operations for use in expanding and developing it business. Payment of dividends in the future will be at the discretion of the Company's Board of Directors.

Changes in Securities

During the year NIL shares were issued for services rendered to the Company.

At the close of the fiscal year there were 661 beneficial holders of common shares. Mr. James M. Seed, a Director of the Company, controls approximately 26% of the outstanding stock, through various trusts.

Item 6.  Selected Financial Data.

Not applicable to smaller reporting company.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of

              Operations.

Mr. Peter Bojtos was appointed Chairman, President, CEO, and acting Chief Financial Officer in 2005.  Mr. Bojtos has been a director since 1996 and is an experienced mining executive with proven management skills, and possesses an international background in all facets of the mining industry, from acquisitions to exploration, production and financing. Mr. Bojtos is a director of several public companies in the mining industry and has been involved for more than 38 years in many senior management and executive positions within the industry.

The Company had no revenue during the year from production as the Company had no properties in production.

For the fiscal year ended January 31, 2011, the Company reported a net loss of $528,771 compared to a net loss of $863,519 the previous year.

The Company incurred exploration costs during the year of $276,243 vs. $158,881 for the year ended January 31, 2010. The current expenditure reflects the increased work carried out on the uranium bearing mineral claims over the past year.

General and administrative expenses for the fiscal year ended January 31, 2011, amounted to $236,488 vs. $404,106 the previous year. General and administrative costs are closely monitored and the Company uses contract personnel whenever needed.

The Company also incurred interest expense of $19,001 to related parties vs. $16,093 to related parties for the year ended January 31, 2010.  This accrual was related to outstanding loans from a shareholder which at the year-end amounted to $160,000.

During the year ended January 31, 2010, the Company recorded an impairment charge of $309,500 in connection with the mineral interests acquired as part of the TUSA acquisition.

Liquidity and Financial Condition

The Company had free cash on hand at January 31, 2011, of $58,764 compared to $6,624 the previous year. The Company also holds restricted cash of $50,000 relating to reclamation bonds covering the mineral properties acquired from Tournigan Energy.

Mineral claim maintenance fees are paid annually to secure the rights to mineral claims.  Amounts paid are considered a prepaid expense, and are amortized over the term of the claim.  During 2011 and 2010, TUSA paid $126,980 and $340,340, respectively, in federal mineral claim maintenance fees.  The balance included in prepaid and other current assets at January 31, 2011 and 2010 was $74,072 and $198,532, respectively.

Current liabilities amount to $1,564,776 vs $1,869,130 in the previous year. Current assets amount to $183,658, resulting in a working capital deficit of $1,381,118 at January 31, 2011. Current liabilities consist of accounts payable and accrued expenses of $391,428 vs $269,193 the previous year, notes payable and shareholder accruals of $573,348 vs $769,937 the previous year.

While the working capital deficit of $1,381,118 indicates an inability to pay its bills and accrued debt, the Company recognizes that current debt to non-affiliates is not significant, being primarily its accounts payable of $13,260. The Company also recognizes its need for additional funding either from equity sales or borrowings to create a more favorable working capital ratio and allow for a more aggressive property acquisition program. The Company also recognizes that there is no assurance that adequate additional financing is either available or achievable on terms acceptable to it.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In the past two years the Company has experienced net losses of $3,030,415 and as a result of the increased working capital deficit in the current year, the Company’s negative working capital position raises substantial doubt about the Company's ability to continue as a going concern.

Other

Management believes that the Company has adequately reserved its reclamation commitments. Management also believes that the Company is substantially in compliance with all environmental regulations.

While it intends to continue with its uranium exploration, management also continues to search for an advanced-stage precious and/or base-metal mineral property with a view to developing it into a cash generating, profitable, producing mine. The chief area of interest is in the southwestern United States and several situations were evaluated over the past year. Management has looked at both high-grade underground projects as well as lower-grade open-pittable ones with a view to completing such a strategic acquisition.

Forward Sales of Precious Metals

The Company does not presently employ forward sales contracts or engage in any hedging activities. Any production would be sold on the spot market that is generally the afternoon closing price for metals on the London Metal Exchange (LME) on the day of delivery. The Company plans to continue this policy with future production.

Statements which are not historical facts contained herein are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Such forward-looking statements include statements regarding expected commencement dates of mining or mineral production operations, projected quantities of future mining or mineral production, and anticipated production rates, costs and expenditures, as well as projected demand or supply for the products that FWG and/or FWG Subsidiaries produce, which will affect both sales levels and prices realized by such parties. Factors that could cause actual results to differ materially include, among others, risks and uncertainties relating to general domestic and international economic and political risks associated with foreign operations, unanticipated ground and water conditions, unanticipated grade and geological problems, metallurgical and other processing problems, availability of materials and equipment, the timing of receipt of necessary governmental permits, the occurrence of unusual weather or operating conditions, force major events, lower than expected ore grades and higher than expected stripping ratios, the failure of equipment or processes to operate in accordance with  specifications  and  expectations, labor relations, accidents, delays in anticipated start-up dates, environmental costs and risks, the results of financing efforts and financial market conditions, and other factors described herein and in FWG's quarterly reports on Form 10-QSB. Many of such factors are beyond the Company's ability to control or predict. Actual results may differ materially from those projected. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

Not applicable to smaller reporting company.

Item 8.  Financial Statements and Supplementary Data.

FISCHER-WATT GOLD COMPANY, INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Securities Exchange Act of 1934 defines internal control over financial reporting in Rules 13a-15(f) and 15d-15(f) as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of assets;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of management and our directors; and

•

Provide reasonable assurance regarding prevention and timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Internal control systems, no matter how well designed, have inherent limitations.  Therefore, event those systems that are determined to be effective provide only reasonable assurance with respect to financial statement preparation and presentation.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on its assessment, management concluded that we maintained effective internal control over financial reporting as of January 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Fischer-Watt Gold Company, Inc.

We have audited the accompanying consolidated balance sheets of Fischer-Watt Gold Company, Inc. (an exploration stage company), as of January 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ (deficit) and cash flows for the years then ended and the exploration stage period February 1, 2001 (inception) to January 31, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 3 to the financial statements, the January 31, 2010 financial statements have been restated to correct an error in the presentation of certain financial statement amounts.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fischer-Watt Gold Company, Inc., as of January 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and the period February 1, 2001 (inception) to January 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no revenue producing operations and has working capital and stockholders deficits as of January 31, 2011.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Denver, Colorado

April 25, 2011

Fischer-Watt Gold Company, Inc.

(An Exploration Stage Company)

Consolidated Balance Sheets

January 31, 2011 and 2010

	2011	2010
ASSETS

Current Assets:
Cash	$58,764	$6,624
Restricted deposits	50,000	354,400
Prepaid and other current assets	74,894	203,032

Total current assets	$183,658	$564,056

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$391,428	$269,193
Notes payable – shareholder	160,000	160,000
Accounts payable and accrued expenses – shareholders	413,348	609,937
Asset retirement obligation	-	52,000
Due to Tournigan Energy Ltd	600,000	778,000

Total current liabilities	1,564,776	1,869,130

Stockholders’ (Deficit):
Preferred stock, non-voting, convertible, $2 par
value, 250,000 shares authorized, none outstanding	-	-
Common stock, $.001 par value, 200,000,000
shares authorized,79,938,305 and 73,311,819 shares
issued and outstanding, respectively	79,937	73,311
Additional paid-in capital	17,466,593	17,020,492
Common stock subscriptions	12,750	12,750
Accumulated (deficit) prior to exploration stage	(15,353,115)	(15,353,115)
Accumulated (deficit) during the exploration stage	(3,587,283)	(3,058,512)

	(1,381,118)	(1,305,074)
	$183,658	$564,056

See the accompanying notes to the consolidated financial statements

Fischer-Watt Gold Company, Inc.

(An Exploration Stage Company)

Consolidated Statements of Operations

Years Ended January 31, 2011 and 2010 and

February 1, 2001 (Inception of Exploration Stage) to January 31, 2011

			February 1, 2001
			(Inception of
			Exploration Stage)
	2011	2010	to January 31, 2011

Revenue	$-	$-	$44,240

Costs and expenses:
Cost of sales	-	-	50,000
Exploration	276,243	158,881	1,317,284
Impairment of mineral rights	-	309,500	309,500
Writedown of inventory to market value	-	-	125,000
General and administrative	236,488	404,106	3,684,932

	512,731	872,487	5,486,716

(Loss) from operations	(512,731)	(872,487)	(5,442,476)

Other income (expense)
Interest expense	(19,001)	(16,093)	(96,224)
Relief of payables and other indebtedness	-	-	66,935
Other income	-	15,000	2,404,184
Interest income	2,961	10,061	37,166

	(16,040)	8,968	2,412,061

(Loss) before income taxes	(528,771)	(863,519)	(3,030,415)

Income taxes	-	-	(556,868)

Net income (loss)	$(528,771)	$(863,519)	$(3,587,283)

Per share information – basic and fully diluted:
Net income (loss) per share	$(0.01)	$(0.01)

Weighted average shares outstanding	78,696,276	73,039,257

See the accompanying notes to the  financial statements

Fischer-Watt Gold Company, Inc.

(An Exploration Stage Company)

Consolidated Statement of Stockholders' (Deficit)

February 1, 2001 (Inception of Exploration Stage) to January 31, 2011

					Accumulated (Deficit)
						During
	Common Stock		Additional	Capital Stock	Before	Exploration
	Shares	Amount	Paid in Capital	Subscribed	Exploration	Stage	Total

Balance, January 31, 2001	44,398,384	$ 44,398	$ 14,476,921	$ 41,250	$(15,353,115)	$ -	$ (790,546)

Contribution to capital	-	-	263,263	-	-	-	263,263
Issuance of subscribed shares	825,000	825	40,425	(41,250)	-	-	-
Issuance of stock for services at $0.03 per share	1,000,000	1,000	24,000	-	-	-	25,000
Net (loss)	-	-	-	-	-	(634,552)	(634,552)

Balance, January 31, 2002	46,223,384	46,223	14,804,609	-	(15,353,115)	(634,552)	(1,136,835)

Contribution to capital	-	-	271,305	-	-	-	271,305
Issuance of stock options for services	-	-	75,500	-	-	-	75,500
Issuance of stock for services at $0.10 per share	250,000	250	24,750	-	-	-	25,000
Stock subscriptions for cash at $0.03 per share	-	-	-	30,000	-	-	30,000
Stock subscriptions for services at $0.04 per share	-	-	-	12,750	-	-	12,750
Net (loss)	-	-	-	-	-	(586,422)	(586,422)

Balance, January 31, 2003	46,473,384	46,473	15,176,164	42,750	(15,353,115)	(1,220,974)	(1,308,702)

Contribution to capital	-	-	129,500	-	-	-	129,500
Issuance of subscribed shares	1,000,000	1,000	29,000	(30,000)	-	-	-
Discount on stock issued to affiliates	-	-	57,000	-	-	-	57,000
Stock subscriptions for cash at $0.02 to $0.14 per share	-	-	-	166,282	-	-	166,282
Issuance of stock for cash at $0.04 per share	3,169,000	3,169	114,035	-	-	-	117,204
Net (loss)	-	-	-	-	-	(561,865)	(561,865)

Balance, January 31, 2004	50,642,384	50,642	15,505,699	179,032	(15,353,115)	(1,782,839)	(1,400,581)

Reclassification of subscription	-	-	(12,560)	12,560	-	-	-
Issuance of subscribed shares	1,906,727	1,407	156,435	(157,842)	-	-	-
Issuance of stock for options	500,000	500	4,500	(5,000)	-	-	-
Contribution to capital	-	-	25,000	-	-	-	25,000
Issuance of stock and subscription for services at $0.08 per share	20,000	20	1,580	70,000	-	-	71,600
Issuance of stock for cash at $0.07 per share	400,000	900	27,411	-	-	-	28,311
Stock subscriptions for cash at $0.05 to $0.10 per share	-	-	-	154,971	-	-	154,971
Net (loss)	-	-	-	-	-	(474,858)	(474,858)

Balance January 31, 2005	53,469,111	53,469	15,708,065	253,721	(15,353,115)	(2,257,697)	(1,595,557)

Reclassification of capital to shareholder loan	-	-	(864,068)	-	-	-	(864,068)
Contribution to capital	-	-	50,500	-	-	-	50,500
Issuance of subscribed shares	3,392,308	3,392	237,579	(240,971)	-	-	-
Issuance of stock for services at $0.05 per share	505,400	505	24,765	-	-	-	25,270
Issuance of stock for cash at $0.04 per share	5,800,000	5,800	244,200	-	-	-	250,000
Issuance of stock in settlement of debt at $0.05 per share	6,000,000	6,000	294,000	-	-	-	300,000
Net (loss)	-	-	-	-	-	(225,025)	(225,025)

Balance January 31, 2006	69,166,819	69,166	15,695,041	12,750	(15,353,115)	(2,482,722)	(2,058,880)

Contribution to capital	-	-	75,000	-	-	-	75,000
Issuance of stock in settlement of shareholder payable at $0.10 per share	400,000	400	39,600	-	-	-	40,000
Issuance of stock for services at $0.07 per share	550,000	550	37,950	-	-	-	38,500
Issuance of stock options for services	-	-	106,000				106,000
Exercise of stock warrants at $0.04 per share	400,000	400	15,600	-	-	-	16,000
Net income	-	-	-	-	-	233,471	233,471

Balance January 31, 2007	70,516,819	70,516	15,969,191	12,750	(15,353,115)	(2,249,251)	(1,549,909)

Issuance of stock in settlement of shareholder payable at $0.05 per share	250,000	250	12,250	-	-	-	12,500

Issuance of stock in settlement of note payable at $0.05 per share	750,000	750	36,750	-	-	-	37,500
Issuance of stock for services at $0.07 per share	350,000	350	24,150	-	-	-	24,500
Issuance of stock options for services	-	-	448,000	-	-	-	448,000
Exercise of stock options at 0.10 per share	1,000,000	1,000	99,000				100,000
Net income	-	-	-	-	-	369,837	369,837

Balance January 31, 2008	72,866,819	72,866	16,589,341	12,750	(15,353,115)	(1,879,414)	(557,572)

Contribution to capital	-	-	50,000	-	-	-	50,000
Net (loss)	-	-	-	-	-	(315,579)	(315,579)

Balance January 31, 2009	72,866,819	72,866	16,639,341	12,750	(15,353,115)	(2,194,993)	(823,151)

Issuance of stock for services	445,000	445	17,025	-	-	-	17,470
Contribution to capital	-	-	225,327	-	-	-	225,327
Stock compensation expense	-	-	138,799	-	-	-	138,799
Net (loss)	-	-	-	-	-	(863,519)	(863,519)

Balance January 31, 2010	73,311,819	73,311	17,020,492	12,750	(15,353,115)	(3,058,512)	(1,305,074)

Issuance of stock for cash at $0.06 per share	3,766,666	3,767	222,233	-	-	-	226,000
Issuance of stock in settlement of shareholder payable at $0.06	2,859,820	2,859	168,730	-	-	-	171,589
Stock compensation expense	-	-	7,138	-	-	-	7,138
Contribution to capital	-	-	48,000	-	-	-	48,000
Net (loss)	-	-	-	-	-	(528,771)	(528,771)

Balance, January 31, 2011	79,938,305	$ 79,937	$ 17,466,593	$ 12,750	$(15,353,115)	$ (3,587,283)	$ (1,381,118)

See the accompanying notes to the consolidated financial statements

Fischer-Watt Gold Company, Inc.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

Years Ended January 31, 2011 and 2010 and

February 1, 2001 (Inception of Exploration Stage) to January 31, 2011

			February 1, 2001
			(Inception of
			Exploration Stage)
	2011	2010	to January 31, 2011
Cash flows from operating activities:
Net (loss)	$(528,771)	$(863,519)	$(3,587,283)

Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Income from sale of mineral interest	-	-	(2,235,000)
Writedown of inventory to market value	-	-	125,000
Impairment of mineral rights	-	309,500	309,500
Gain on relief of payables and other indebtedness	-	-	(66,935)
Depreciation	-	-	7,062
Issuance of common stock for services and other non-cash items	-	17,470	224,534
Stock subscriptions related to services provided	-	-	82,750
Stock options issued for services	-	-	75,500
Stock compensation	7,138	138,799	699,937
Stock option expense	-	-	-
Changes in assets and liabilities:
Inventory	-	-	50,000
Other current assets	128,138	(195,330)	(71,692)
Accounts payable	122,235	152,679	448,834
Asset retirement obligation	(52,000)	-	(52,000)
Accounts payable and accrued expenses - shareholders	(25,000)	-	530,856

Total adjustments	180,511	423,118	128,346

Net cash (used in) operating activities	(348,260)	(440,401)	(3,458,937)

Cash flows from investing activities:
Cash received in Tournigan acquisition	-	12,829	12,829
Proceeds from sale of mineral interest	-	-	2,235,000
Release of reclamation bonds	304,400	575,600	880,000

Net cash provided by investing activities	304,400	588,429	3,127,829

Cash flows from financing activities:
Repayment of amounts due to Tournigan Energy Inc.	(130,000)	(200,000)	(330,000)
Proceeds from issuance of common shares and stock	226,000	-	806,486
Proceeds from exercise of options	-	-	35,000
Proceeds from notes payable - shareholders	-	50,000	170,500
Repayment of note payable - shareholder	-	-	(1,001,568)
Capital contribution by shareholder	-	-	689,068
Net cash provided by (used in) financing activities	96,000	(150,000)	369,486

Increase (decrease) in cash and cash equivalents	52,140	(1,972)	38,378

Cash and cash equivalents, beginning of period	6,624	8,596	20,387

Cash and cash equivalents, end of period	$58,764	$6,624	$58,765

Supplemental cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$556,868

Non cash investing and financing activities:
Reclassification of capital contributions to note payable	$-	$-	$864,068
Conversion of notes payable and accrued interest to common stock	$-	$-	$187,500
Conversion of amounts due to shareholders to common stock	$171,589	$-	$374,089
Conversion of amounts due to shareholders upon exercise of stock warrants	$-	$-	$116,000
Common shares issued for stock subscriptions	$-	$-	$433,813
Conversion of amounts due to affiliate to stock subscription	$-	$-	$131,282
Purchase of inventory via direct payment by shareholder	$-	$-	$175,000
Contribution of accounts payable and accrued expenses - shareholder	$-	$50,000	$50,000
Contribution of amounts due to Tournigan Energy Ltd. to capital	$48,000	$225,327	$273,327

See the accompanying notes to the consolidated financial statements

FISCHER-WATT GOLD COMPANY, INC.

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 31, 2011 AND 2010

Note 1.  Accounting Policies

Business Activities

Fischer-Watt Gold Company, Inc. ("Fischer-Watt" or the "Company"), and its subsidiaries are engaged in the business of mining and mineral exploration.  This includes locating, acquiring, exploring, improving, leasing and developing mineral interests, primarily in the field of precious metals.

Principles of Consolidation

The consolidated financial statements include the accounts of Fischer-Watt and its majority owned subsidiaries. Ownership interests in corporations where the Company maintains significant influence over but not control of the entity are accounted for under the equity method. Joint ventures involving non-producing properties are accounted for at cost.

Cash and Cash Equivalents

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mineral Interests

The Company capitalizes certain costs related to the acquisition of mineral rights.

Exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially mineable property.  Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded.

The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

Property, Plant & Equipment

Property, plant and equipment are stated at cost. Depreciation on mining assets is provided by the units of production method by reference to the ratio of units produced to total estimated production (proven and probable reserves).

Depreciation on non-mining assets is provided by the straight-line method over the estimated service lives of the respective assets.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the vesting period, if any, of the stock option.

Revenue Recognition

Sales revenue is recognized upon the production of metals having a fixed monetary value.  Metal inventories are recorded at estimated net realizable value, except in cases where there is no immediate marketability at a quoted market price, in which case they are recorded at the lower of cost or net realizable value.

Gains on the sale of mineral interests include the excess of the net proceeds from sales over the Company's net book value in that property.

Generative exploration program fees, received as part of an agreement whereby a third party agrees to fund a generative exploration program in connection with mineral deposits in areas not previously recognized as containing mineralization in exchange for the right to enter into a joint venture in the future to further explore or develop specifically identified prospects, are recognized as revenue in the period earned.

Foreign Currency Translation

The functional currency for the Company’s operations is the US dollar. The assets and liabilities of any foreign subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Income and expenses are translated using the weighted average rates of exchange prevailing during the period which the foreign subsidiary was owned. The related translation adjustments are reflected in the accumulated translation adjustment section of stockholders' (deficit).

Environmental and Reclamation Costs

The Company currently has no active reclamation projects at its past drilling sites, having completed all such work.  Expenditures relating to ongoing environmental and reclamation programs would either be expensed as incurred or capitalized and depreciated depending on the status of the related mineral property and their future economic benefits. The recording of provisions generally commences when a reasonably definitive estimate of cost and remaining project life can be determined.

Income Taxes

The Company accounts for income taxes using the liability method, recognizing deferred income taxes for certain temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are measured using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

Concentration of Credit Risk

The Company maintains cash in accounts which may, at times, exceed federally insured limits.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

The Company will sell most of its metal production to a limited number of customers. However, due to the nature of the metals market, the Company is not dependent upon a significant customer to provide a market for its products.

Although the Company could be directly affected by weakness in the metals processing business, the Company monitors the financial condition of its customers and considers the risk of loss to be remote.

Inventory

Inventory is valued at the lower of cost or market on a first-in first-out basis. The Company had no inventory on hand at January 31, 2011 or 2010.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of January 31, 2011 and 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, restricted deposits, prepaid and other current assets, accounts payable and accrued expenses, and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Impairment of Long Lived Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.  Management has not identified any material impairment losses as of the date of these financial statements.

Net Income (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti dilutive, common stock equivalents are not considered in the computation.

Segment Information

The Company discloses certain information based on the way management organizes financial information for making operating decisions and assessing performance.  The Company currently operates in a single business segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recently Adopted Accounting Pronouncements

The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.  The Company adopted the following new accounting standards during the year ended January 31, 2011:

ASU 2010-06 amended existing disclosure requirements about fair value measurements by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation.  The ASU was adopted during the period ended April 30, 2010, and its adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

ASU 2009-17 revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity.  TheASU was adopted during the period ended April 30, 2010, and its adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

The following accounting standards updates were recently issued and have not yet been adopted by the Company.  These standards are currently under review to determine their impact on the Company’s consolidated financial position, results of operations, or cash flows.

ASU 2010-06 was issued in January 2010, and clarifies existing disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements.  The disclosure of activity within Level 3 fair value measurements is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years.

ASU 2010-29 was issued in December 2010, and requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period.  This ASU will be effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  Early adoption is permitted.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Note 2. Financial Condition, Liquidity, and Going Concern

At January 31, 2011, the Company had stockholders’ and working capital deficits of $1,381,118 and an accumulated deficit of $18,940,398.  In addition, the Company has no revenue producing operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to achieve its operating goals and thus positive cash flows from operations is dependent upon its ability to acquire a mineral property and ultimately achieve production status, the future market price of metals, future capital raising efforts, and the ability to achieve future operating efficiencies anticipated with increased production levels. Management's plans will require additional financing, and exploration activity with respect to mineral properties. While the Company has been successful in capital raising endeavors in the past, there can be no assurance that its future efforts and anticipated operations will be successful.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3.  Correction of an Error

The January 31, 2010 statement of cash flows has been restated to correct the presentation of restricted cash.  These amounts were originally reported as an operating activity instead of an investing activity.

In addition, the excess of the purchase price over the fair value of net assets on the acquisition of Tournigan USA, Inc. (see Note 4) was orginally recorded as goodwill.  This amount should have been classified as mineral rights.

The above restatements did not have any effect on previously reported net income (loss) or earnings per share amounts.

Note 4.  Acquisition of Tournigan USA, Inc.

On February 27, 2009, the Company completed the acquisition of 100% of the common shares of Tournigan USA, Inc (TUSA), a wholly owned subsidiary of Tournigan Energy, Ltd. (Tournigan Energy). As consideration for this transaction, the Company issued Tournigan Energy an interest-free promissory note in the amount of $325,327. In addition, the Company agreed to secure the release of, or reimburse Tournigan Energy for, the existing reclamation bonds on the properties in the amount of $930,000, less any applicable reclamation costs. The Company has granted Tournigan Energy a 30% carried interest on each of the existing properties up to the completion of a feasibility study for any project encompassing any of these properties. At that point, Tournigan Energy can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest.

Peter Bojtos, President, CEO and Chairman of the Board of Fisher-Watt, declared his interest in this transaction as he is also a director of Tournigan Energy.

The transaction described above relating to the acquisition of TUSA was accounted for as a business combination in accordance with ASC Topic 805 (formerly FAS No. 141R). A summary of the transaction is presented below:

Fair value of net tangible assets acquired:
Cash	$ 12,829
Accrued interests receivable	3,202
Restricted deposits	930,000
Accounts payable	(204)
Asset retirement obligation	(52,000)
Acquired net assets (100%)	893,827

Purchase Price:
Promissory note payable	$ 325,327
Due to Tournigan Energy, Ltd., net	878,000

Total	$1,203,327

Mineral rights	$ 309,500

The results of the operations of TUSA have been included in the results of operations of the Company for the period from February 28, 2009. Had the acquisition taken place on February 1, 2009, the results of operations for the year ended January 31, 2010 would have been:

Revenue	$ 6,346
Net loss	(808,957)
Net loss per share	(0.01)

Subsequent to the acquisition of TUSA, the Company evaluated its new holdings, and determined that the carrying value of the mineral rights exceeded their net realizeable value.  Accordingly, the Company recorded an impairment charge of $309,500 for the year ended January 31, 2010.

Note 5.  Due to Tournigan Energy, Ltd.

In connection with the acquisition of TUSA, the Company issued to Tournigan Energy an interest-free promissory note in the amount of $325,327. The promissory note was due August 31, 2009. In addition, the Company agreed to secure the release of, or reimburse Tournigan Energy for, the existing reclamation bonds on the properties in the amount of $930,000, less any applicable reclamation costs.

On August 21, 2009, Tournigan Energy extended the due date of the promissory note to December 15, 2009. Tournigan Energy also extended the repayment date of the first $530,000 of reclamation bonds to December 15, 2009, and the repayment of the remaining $400,000, less the cost of the reclamation work, to September 30, 2010.

On December 14, 2009, Tournigan Energy agreed to reduce the amount payable under the promissory note to $100,000. This amount was paid on December 15, 2009, and the promissory note was extinguished. In addition, the Company paid $100,000 as partial payment of the $530,000 installment of the reclamation bond due on that date.

On December 22, 2010, Fischer-Watt repaid Tournigan Energy a further $130,000.

At January 31, 2011, the balance due to Tournigan Energy was $600,000.  This amount will be repaid from one-half of the proceeds (net of issuance costs) of all equity share issues of Fischer-Watt until Tournigan Energy has been paid in full.

Note 6.  Prepaid and Other Current Assets

Mineral claim maintenance fees are paid annually to secure the rights to mineral claims.  Amounts paid are considered a prepaid expense, and are amortized over the term of the claim.

During 2011 and 2010, TUSA paid $126,980 and $340,340, respectively, in federal mineral claim maintenance fees.  The balance included in prepaid and other current assets at January 31, 2011 and 2010 was $74,072 and $198,532, respectively.

Note 7.  Notes Payable - Shareholder

In 2005, a shareholder advanced $30,000 to the Company for working capital purposes and to assist in identification of new mining properties.  This loan is due on demand and bore interest at 5% per annum through January 31, 2009, at which time the interest rate was increased to 10% per annum.  During the years ended January 31, 2010 and 2009, the shareholder advanced an additional $50,000 and $80,000, respectively, under substantially identical terms.

Note 8.  Accounts Payable and Accrued Expenses - Shareholders

During the year ended January 31, 2011, the Company repaid $25,000 due to a shareholder. In addition, two shareholders converted $171,589 of amounts owed to them into 2,850,820 shares of common stock as part of a private placement.

Note 9.  Asset Retirement Obligation and Restricted Deposits

Asset retirement obligations relate to legal obligations for site restoration and clean-up costs for exploration drilling activities in Arizona and Wyoming.  The Company posts restricted deposits with US government agencies that are legally restricted for the purpose of settling these obligations.

During 2008 and 2009, TUSA carried out the required reclamation work and reseeding of affected areas in Wyoming.  During the year ended January 31, 2010, the Wyoming Department of Environmental Quality (WDEQ) inspected the property and subsequently released $575,600 of restricted deposits.  Approximately $340,000 of this amount was used to pay annual mineral claim fees, $200,000 was paid to Tournigan Energy, and the balance was used for general corporate purposes.

During the year ended January 31, 2011, the remaining reclamation work was completed, and $304,400 of restricted deposits were released.  Approximately $127,000 of this amount was used to pay annual mineral claim fees, $130,000 was paid to Tournigan Energy, and $47,000 was used for general corporate purposes.

The balance of restricted deposits at January 31, 2011 was $50,000, which will be released upon future inspection by the Arizona BLM.

Note 10.  Stockholders' (Deficit)

During the year ended January 31, 2002, a shareholder contributed $263,263 to the capital of the Company to be used primarily for the identification and assessment of mining properties.  The Company issued 825,000 shares of common stock which had been subscribed for in a prior year.  The Company issued 1,000,000 shares of common stock in exchange for consulting services, which were valued at their fair market value of $25,000.

During the year ended January 31, 2003, a shareholder contributed $271,305 to the capital of the Company to be used primarily for the identification and assessment of mining properties.  The Company issued 250,000 shares of common stock in exchange for consulting services, which were valued at their fair market value of $25,000.  During the year ended January 31, 2003, the Company received cash aggregating $30,000 related to a stock subscription for 1,000,000 common shares from a director. In addition, the Company agreed to issue 325,000 shares of common stock for services. These shares were valued at their fair market value of $12,750 and charged to operations during the year ended January 31, 2003.

During the year ended January 31, 2004, a shareholder contributed $129,500 to the capital of the Company to be used primarily for the identification and assessment of mining properties.  The Company issued an aggregate of 3,169,000 shares of common stock for cash of $117,204.  In addition, the Company accepted stock subscriptions for 1,300,000 shares of common stock for cash of $35,000 and 937,727 shares of common stock for the forgiveness of salary due to an officer of $131,282. One of the cash subscriptions for 1,050,000 shares is with an affiliate and the discount on the shares from fair market value of $31,500 has been charged to operations during the year ended January 31, 2004.

During the year ended January 31, 2005, a shareholder contributed $25,000 to the capital of the Company to be used primarily for the identification and assessment of mining properties.  The Company issued 1,906,727 shares of common stock for stock subscriptions of $157,842. The Company issued 400,000 shares of common stock for cash aggregating $28,311. In addition, certain affiliates exercised options to purchase 500,000 shares of common stock for $5,000. The Company also issued 20,000 shares of common stock for services and recorded a subscription for 875,000 shares of common stock valued at fair market value of $70,000 for services. In addition the Company received $154,971 for stock subscriptions.

During the year ended January 31, 2006, the Company issued 3,392,308 shares of common stock for stock subscriptions of $239,971. The Company issued 5,800,000 shares of common stock for cash aggregating $250,000. In addition, loans outstanding in the amount of $250,000 were converted to 6,000,000 shares of common stock.  The Company issued 505,400 shares of common stock for services valued at fair market value of $25,270.  In addition, $864,068 of capital contributions made by a Company controlled by a shareholder in prior years were reclassified as notes payable and fully repaid during the year ended January 31, 2008.

During the year ended January 31, 2007, the Company issued 400,000 shares of common stock at $0.10 per share in settlement of amounts due to a shareholder. The Company issued 550,000 shares of common stock for services valued at fair market value of $38,500, and issued options valued at $106,000.  In addition, a shareholder exercised warrants to purchase 400,000 shares of common stock at $0.04 per share, reducing amounts owed by the Company in the amount of $16,000.

During the year ended January 31, 2008, the Company issued 1,000,000 warrants which were exercised in settlement of amounts due to a shareholder.  Two directors exercised stock options for a total of 1,000,000 shares of common stock at $0.05 per share in exchange for debt of $50,000. In addition the Company issued 350,000 shares of common stock for services valued at fair market value of $24,500.

During the year ended January 31, 2009, a shareholder forgave accounts payable and accrued expenses in the amount of $50,000.  This amount was recorded as a contribution to capital.

During the year ended January 31, 2010, a related party forgave notes payable in the amount of $225,327.  This amount was recorded as a contribution to capital.

During the year ended January 31, 2011, the Company issued 2,859,820 shares of common stock at $0.06 per share in settlement of amounts due to two shareholders.  The Company completed a private placement in the amount of $226,000 by issuance of 3,766,667 shares of common stock at $0.06 per share. Each share included a warrant exercisable at $0.12 over two years.  The Company granted options valued at $7,138 for investor relations services.  In addition, a related party contributed $48,000 to capital.

Note 11.  Common Stock Options and Warrants

The Company's Stock Option Plan states that the exercise price of each option will be granted at an amount that equals the market value at the date of grant. All options vest at a time determined at the discretion of the Company's Board of Directors. All options expire if not exercised within 10 years from the date of grant, unless stated otherwise by the Board of Directors upon issuance.

The Company records compensation expense for the fair value of options granted under the Company's stock option plan.  The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

During the year ended January 31, 2008, stock options were granted to purchase 2,000,000 shares of common stock at an exercise price of $0.10 per share and a term of 5 years. The Company also extended the option expiry date for two directors on options for 1,000,000 shares to June 30, 2009.

No stock options were granted during the year ended January 31, 2009, nor were any stock options exercised.

During the year ended January 31, 2010, the Company granted stock options to purchase a total of 3,750,000 shares of common stock at various exercise prices: 3,150,000 stock options at $0.06 per share; 500,000 stock options at $0.08 per share; and 100,000 stock options at $0.30 per share.  The fair value of these options was determined to be $138,799 based on the following assumptions:  stock price at date of grant of $0.06, expected life of 5 years, dividend yield of 0%, interest rate of 2.4% and volatility of 77%.

During the year ended January 31, 2011, the Company granted stock options to purchase 600,000 shares of common stock at $0.05.  The fair value of these options was determined to be $7,138 based on the following assumptions:  stock price at date of grant of $0.04, expected life of 1.5 years, dividend yield of 0%, interest rate of 0.44% and volatility of 76%.

The following table summarizes the stock option activity:

	Stock Options	Weighted-average Price per share

Outstanding January 31, 2009	16,400,000	$0.28

Granted	3,750,000	$0.07
Exercised	--	--
Expired	(1,750,000)	$0.08

Outstanding January 31, 2010	18,400,000	$0.26

Granted	600,000	$0.05
Exercised	--	--
Expired	(4,000,000)	$0.30

Outstanding January 31, 2011	15,000,000	$0.24

The following table summarizes information about fixed-price stock options at January 31, 2011:

Price	Weighted Average Number Outstanding	Contractual Life	Weighted Average Exercise Price	Weighted Average Number Exercisable	Weighted Average Exercise Price

$0.05	600,000	1.0 yrs	$0.05	600,000	$0.05
$0.06	3,150,000	4.0 yrs	$0.06	3,150,000	$0.06
$0.08	500,000	4.0 yrs	$0.08	500,000	$0.08
$0.10	2,650,000	0.5 yrs	$0.10	2,650,000	$0.10
$0.10	2,000,000	1.3 yrs	$0.10	2,000,000	$0.10
$0.30	100,000	4.0 yrs	$0.30	100,000	$0.30
$0.40	4,000,000	1.9 yrs	$0.40	4,000,000	$0.40
$0.60	2,000,000	4.9 yrs	$0.60	2,000,000	$0.60

During the year ended January 31, 2011, the Company issued 6,626,486 warrants in connection with a private placement.  The warrants are exercisable for a period of two years for $0.12 per share. However, if the common shares trade at over $0.18 per share in any 20-day period during the life of the warrants, the Company has the right to accelerate the expiry date of the warrants.

Note 12.  Income Taxes

The components of net (loss) before taxes for the Company's domestic and foreign operations were as follows:

January 31,	2011	2010

Domestic	$(528,771)	$(863,519)

Net income before taxes	$(528,771)	$(863,519)

The difference between the federal statutory tax rate and the effective tax rate on net income before taxes is as follows:

January 31,	2010	2009

Federal statutory rate	(34.0)%	(34.0)%
Increase in net deferred tax asset valuation allowance	34.0	34.0
	0.0%	0.0%

The Company has federal tax loss carry forwards of approximately $4.1 million at January 31, 2011, which expire through 2031. The principal difference between the net loss reported for income tax purposes and the net loss reported for financial reporting purposes relates to stock based compensation expense.

The Company has a deferred tax asset of approximately $1.4 million resulting from the net operating loss carry forwards.  At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset.  Accordingly, a valuation allowance has been established for the entire deferred tax asset.  The change in the valuation allowance was approximately $1.4 million for the year ended January 31, 2011.

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2008 and later tax returns are still subject to examination.

Note 13.  Subsequent Events

The Company has evaluated events and transactions occurring subsequent to the balance sheet date for possible disclosure or recognition in the consolidated financial statements.  The Company has determined that there were no such events or transactions that warrant disclosure or recognition in the consolidated financial statements.

Item 9.  Changes in and Disagreements With Accountants on Accounting and Financial

              Disclosure.

The Company retains StarkSchenkein, LLP as its principal independent auditor. There has been no disagreement between the parties during the fiscal year.

Item 9A(T).  Controls and Procedures.

(a)  We maintain a system of controls and procedures designed to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported, within time periods specified in the SEC’s rules and forms and to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to our management, including our Chief Executive Officer and Principal Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  As of January 31, 2011, under the supervision and with the participation of our Chief Executive Officer and Principal Financial Officer, management has evaluated the effectiveness of the design and operation of our disclosure controls and procedures.  Based on that evaluation, the Chief Executive Officer and the Principal Financial Officer concluded that our disclosure controls and procedures were effective.

As permitted by applicable SEC rules, this report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting.  Management's report, which is included in Item 8 above, was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management's report in this annual report.

(b)  There were no changes in our internal control over financial reporting during the quarter ended January 31, 2011, that materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 9B.  Other Information.

None.

PART III

Item 10.  Directors, Executive Officers and Corporate Governance.

The following table sets forth information regarding the directors and executive officers of the Company.

Name	Age	Position

Peter Bojtos	62	Director
		Chairman, President & CEO

James M. Seed	70	Director

Gerald D. Helgeson	77	Director
		Secretary

William Rapaglia	64	Director

All of the directors have been elected for a term of one year or until a successor is elected. Directors are subject to election annually by the shareholders. Directors are elected by a simple majority of the shareholders.

The position of Chief Financial Officer has been vacant since the resignation of Ms. Michele Wood on April 13, 1998. The duties of the CFO are fulfilled by other Company executives and contract accountants. The Audit Committee is composed of Messrs. Helgeson and Seed who are both independent directors. Each of these directors is financially literate but none of them is a financial expert.

There are no family relationships by blood, marriage or adoption among any of the officers or significant employees of the Company.

PETER BOJTOS

Peter Bojtos, P. Eng. was born on March 26, 1949 and received a Bachelor of Science Honors degree in Geology from Leicester University, England. He has an extensive background in the mining industry, with over 38 years in exploration, production and corporate management. He is currently a Director of several other natural resource companies.

Following a 15 year career at Kerr Addison Mines, Limited, where he was latterly Vice-President – Corporate Development, Mr. Bojtos in 1992 became President and Chief Executive Officer of Consolidated Nevada Goldfields Corporation. From August 1993 until 1995, Mr. Bojtos was President and Chief Executive Officer of Greenstone Resources Ltd.

Mr. Bojtos became a Vice President and Vice Chairman of the Board of Directors of Fischer-Watt in April 1996 and became Chairman, President and CEO, and acting Chief Financial Officer of the Company on August 4, 2005.

JAMES M. SEED

James Seed was born on April 4, 1941. He is a graduate of Brown University (1963) and received his MBA from Stanford University in 1965. He is Chairman, President and Owner of The Astra Ventures Inc. and The Astra Projects Inc., both privately owned land development companies. He has been with these companies since 1979.

From November 1979 to May 1989, he was the President and Owner of Buffinton Box Company. From February 1971 to November 1979, Mr. Seed was with Fleet Financial Group, spending his last two years there as Treasurer of the Corporation. Mr. Seed was a Commissioner of Rhode Island Investment Commission and was a Trustee of The Galaxy Funds, an $8.4 billion family of 33 mutual funds. He was a Trustee of Brown University from 1984 to 1990.

Mr. Seed has been a Director of Fischer-Watt since June 1, 1996. Mr. Seed stepped down as Chairman of the Board of Directors on August 4, 2005.

GERALD D. HELGESON

Gerald Helgeson was born in St. Cloud, Minnesota on October 3, 1933. After graduating from the University of Minnesota in 1955, Mr. Helgeson founded Jack Frost, Inc., which became the largest integrated poultry complex in the Upper Midwest. In addition, Mr. Helgeson was a member of the Young Presidents Organization. Mr. Helgeson has been a director of the Company since March 14, 1994.

WILLIAM J. RAPAGLIA

William J. Rapaglia has over twenty years experience in real estate, acquisitions, constructions and development. Since 1995, Mr. Rapaglia has been involved with the management, direction, growth and development of both private and public companies.

Since 1997, he has been involved in the mining industry. Mr. Rapaglia has been a director of Fischer-Watt since October 10, 2003. Since 2003, Mr. Rapaglia has also been CEO and Chairman of the Board of a privately held Defense Contracting Company.

Item 11.  Executive Compensation.

The following Summary Compensation Table sets forth the compensation of the name~~d~~ executive officers of the Company for each of the two fiscal years ended January 31, 2010 and 2011 that was paid by the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)

Peter Bojtos	2011	$95,004	NIL	NIL	NIL	NIL
President and Chief Executive Officer	2010	95,004	NIL	NIL	$36,292	NIL

The following table sets out information as to securities underlying outstanding exercisable options for each named executive officer of the Company as of January 31, 2011.

Name	Number of Shares Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Peter Bojtos	500,000	0.10	7/27/2011
	300,000 500,000 500,000	0.10 0.06 0.08	5/22/2012 1/21/2015 1/21/2015

The following table sets forth information as to the compensation paid to the directors of the Company during the fiscal year ended January 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (#)	All Other Compensation
Peter Bojtos	NIL	NIL	NIL	NIL
James M. Seed	NIL	NIL	NIL	NIL
Gerald D. Helgeson	NIL	NIL	NIL	NIL
William Rapaglia	NIL	NIL	NIL	NIL

Item 12.   Security Ownership of Certain Beneficial Owners and Management and Related

               Stockholder Matters.

The following table sets forth information with respect to the persons known to the Company to be the beneficial owners of more than 5% of any class of the Company’s voting securities at April 25, 2011:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Cede & Co. P.O. Box 222 New York, NY 10274	42,147,610 Shares Owned indirectly (1)	52.7%

Common Stock	Peter Bojtos 2582 Taft Court Lakewood, CO 80215	10,446,567 shares Owned directly and indirectly (2)	12.5% (3)

Common Stock	James M. Seed 50 South Main Street Providence, RI 02903	28,266,600 shares Owned directly and indirectly (4)	32.2% (5)

(1)

Cede & Company is a brokerage clearing company.

(2)

Includes 5,967,417 shares beneficially owned, 1,800,000 shares underlying outstanding stock options which are exercisable within 60 days, 1,679,150 shares underlying outstanding warrants which are exercisable within 60 days, and 1,000,000 shares owned by Mr. Bojtos’ spouse, as to which shares he may be deemed to have beneficial ownership.

(3)

Percentage calculated on the basis of 83,417,455 shares of the Company's common stock issued and outstanding which includes: (i) 79,938,305 shares of common stock issued and outstanding as of April xx, 2011; (ii) 1,800,000 stock options issued which are immediately exercisable for shares of Common Stock; and (iii) 1,679,150 warrants issued which are immediately exercisable for shares of Common Stock.

(4)

Includes 20,516,600 shares beneficially owned directly and through various related companies and trusts, 1,300,000 shares underlying outstanding stock options which are exercisable within 60 days, 6,000,000 options issued to The Astra Ventures Inc, a company controlled by Mr. Seed that are immediately exercisable for shares of Common Stock, and 450,000 shares underlying outstanding warrants which are exercisable within 60 days.

(5)

Percentage calculated on the basis of 87,688,305shares of the Company’s common stock issued and outstanding which includes: (i) 79,938,305 shares of common stock issued and outstanding as of April xx, 2011; (ii) 1,300,000 options issued to Mr. Seed which are immediately exercisable for shares of Common Stock; (iii) 6,000,000 options issued to The Astra Ventures, Inc. which are immediately exercisable for shares of Common Stock and (iv) 450,000 warrants issued which are immediately exercisable for shares of Common Stock.

The following table sets forth information as to the beneficial ownership of each class of the Company’s equity securities beneficially owned by the Company’s directors and executive officers as of April xx, 2011:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Peter Bojtos 2582 Taft Court Lakewood, CO 80215	10,446,567 shares Owned directly and indirectly (1)	12.5% (2)

Common Stock	James M. Seed 50 South Main Street Providence, RI 02903	28,266,600 shares Owned directly and indirectly (3)	32.2% (4)

Common Stock	Gerald D. Helgeson 3770 Poppy Lane Fallbrook, CA 92028	1, 700,000 shares Owned indirectly(5)	2.1%(6)

Common Stock	William Rapaglia 1821 Hillandale Road Durham, NC 27705	2,305,400 shares Owned directly(7)	2. 8%(8)

Common Stock	All Officers and Directors of the Company as a Group (4 persons)	42,718,567	45.4%(9)

(1)

See footnote (2) to first beneficial ownership table under Item 12.

(2)

See footnote (3) to first beneficial ownership table under Item 12.

(3)

See footnote (4) to first beneficial ownership table under Item 12.

(4)

See footnote (5) to first beneficial ownership table under Item 12.

(5)

Includes 400,000 shares and 1,300,000 shares underlying outstanding stock options that are exercisable within 60 days and owned by Mr. Helgeson’s spouse, as to which shares Mr. Helgeson may be deemed to have beneficial ownership.

(6)

Percentage calculated on the basis of 81,238,305 shares of the Company’s common stock issued and outstanding which includes: (i) 79,938,305 shares of common stock issued and outstanding as of April 25, 2011, and (ii) 1,300,000 options issued which are immediately exercisable for shares of common stock.

(7)

Includes 755,400 shares beneficially owned, 1,300,000 shares underlying outstanding stock options that are exercisable within 60 days and 250,000 shares underlying outstanding warrants which are exercisable within 60 days.

(8)

Percentage calculated on the basis of 81,488,305 shares of the Company's common stock issued and outstanding which includes: (i) 79,938,305 shares of common stock issued and outstanding as of April 25, 2011; (ii) 1,300,000 stock options issued which are immediately exercisable for shares of Common Stock; and (iii) 250,000 warrants issued which are immediately exercisable for shares of Common Stock

(9)

Percentage calculated on the basis of 94,017,455 shares of the Company’s common stock issued and outstanding which includes: (i) 79,938,305 shares of common stock issued and outstanding as of May 14, 2010; (ii) 11,700,000 options issued which are immediately exercisable for shares of Common Stock; and (iii) 2,379,150 warrants issued which are immediately exercisable for shares of Common Stock.

Item 13.   Certain Relationships and Related Transactions, and Director Independence.

 In order to carry out the sale of Montoro in Mexico, the Company reacquired the interest held by Astra, a company controlled by a Director that in turn had advanced funds in the amount of $864,068 for an interest of 21.6% in La Balsa. The Company assumed the liability of $864,068 due to Astra and this amount has been repaid.  Additionally the Company agreed to compensate Astra with share purchase options of 4,000,000 restricted common shares at $0.30 per share, expiring Dec 5, 2010; 4,000,000 restricted common shares at $0.40 per share, expiring Dec 5, 2012; and 2,000,000 restricted common shares at $0.60 per share, expiring Dec 5, 2015.

Due to severe cash shortages in recent years, executives of the Company had been deferring the payment of their fees and expenses and had loaned money to the Company.  Mr. Peter Bojtos, Chairman, President and CEO, is owed $538,168 as of Jan 31, 2011 for fees, loans and accrued interest and expenses. The loans, totaling $160,000 in the form of Demand Loans, accrue interest at a rate of 10% per annum compounded annually.

Item 14.  Principal Accounting Fees and Services.

The Company's Board of Directors reviews and approves audit and permissible non-audit services performed by its independent accountants, as well as the fees charged for such services. In its review of non-audit service fees and its appointment of StarkSchenkein, LLP as the Company's independent accountants, the Board of Directors considered whether the provision of such services is compatible with maintaining independence. The Board of Directors approved all of the services provided and fees charged by StarkSchenkein, LLP in fiscal years ended January 31, 2011 and 2010.

Audit Fees

The aggregate fees billed by StarkSchenkein, LLP for professional services for the audit of the annual financial statements of the Company and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the past two years were $36,000 and $22,750 respectively, net of expenses.  The aggregate fees billed by StarkSchenkein, LLP for audit-related fees for the past two years were $0 and $20,000, respectively.

Audit-Related Fees

There were no other fees billed by StarkSchenkein, LLP during the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements and not reported under "Audit Fees" above.

Tax Fees

The aggregate fees billed by StarkSchenkein, LLP during the last two fiscal years for professional services rendered for tax compliance were $7,300 and $5,000, respectively.

All Other Fees

There were no other fees billed by StarkSchenkein, LLP during the last two fiscal years for products and services provided.

PART IV

Item 15.   Exhibits, Financial Statement Schedules.

Exhibit No.	Description of Exhibits
3.1	By-laws of the Corporation. Amended and restated. Filed as Exhibit 3.3 to Form 10-QSB filed December 16, 1996 and incorporated herein by reference.

10.1	Fischer-Watt Gold Company, Inc., non-qualified stock option plan of May 1987 and filed as Exhibit 36.10 to Form 10-K filed April 23, 1991 and incorporated herein by reference.

10.2	Agreement to Sale, dated November 21, 2000, between Fischer-Watt Gold Company, Inc. and Bullet Holdings, Inc., included with Form 8-K filed December 14, 2000 and incorporated herein by reference.

10.3

Letter Agreement, dated December 5, 2005, between Nexvu Capital Corp., Fischer-Watt Gold Company, Inc., and Minera Montoro, S.A. de C.V., filed as Exhibit 10.1 to Form 8-K filed December 7, 2005 and incorporated herein by reference.

10.4

Letter Agreement, dated June 27, 2006, between Rogue River Resources Corp. and Fischer-Watt Gold Company, Inc., filed as Exhibit 10.1 to Form 8-K filed June 7, 2006 and incorporated herein by reference.

10.5

Letter Agreement, dated July 14, 2006, and executed effective July 31, 2006, between Grandcru Resources Corporation and Fischer-Watt Gold Company, Inc., filed as Exhibit 10.1 to Form 8-K filed August 10, 2006 and incorporated herein by reference.

10.6

Stock Purchase Agreement, dated January 25, 2007, among Fischer-Watt Gold Company, Inc., as Seller, and Rogue River Resources Corp., as purchaser, and Minera Montoro, S.A. De C.V., filed as Exhibit 10.1 to Form 8-K filed February 16, 2007.

10.7	Agreement, dated October 1, 2008, between Fischer-Watt Gold Company, Inc. and Tournigan Energy Ltd., filed as Exhibit 10.1 to Form 8-K filed October 6, 2008.

10.8	Promissory Note, dated February 27, 2009, payable by Fischer-Watt Gold Company, Inc. to Tournigan Energy Ltd., filed as Exhibit 10.1 to Form 8-K filed March 23, 2009

10.9	Agreement dated August 21, 2009, between Fischer-Watt Gold Company, Inc., and Tournigan Energy, Ltd., filed as Exhibit 10.1 to Form 8-K filed January 5, 2010
10.10 10.11* 31

Agreement dated December 14, 2009, between Fischer-Watt Gold Company, Inc., and Tournigan Energy, Ltd., filed as Exhibit 10.1 to Form 8-K filed January 5, 2010

Agreement dated December 23, 2010, between Fischer-Watt Gold Company, Inc., and Tournigan Energy, Ltd.

Officers Certifications under Section 302 of the Sarbanes-Oxley Act of 2002*

31	Certification of Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act of 2002.*

_____________________

*  Filed herewith.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FISCHER-WATT GOLD COMPANY, INC.

Date:	April 25, 2011	By:	/s/ Peter Bojtos
Peter Bojtos
President, Chief Executive Officer,
(Principal Executive Officer)

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:	April 25, 2011	By:	/s/ Peter Bojtos
Peter Bojtos
Director, Chairman, President and CEO, and
Acting Chief Financial Officer (Principal
Executive Officer and Principal Financial Officer)

Date:	April 25, 2011	By:	/s/ Gerald D. Helgeson
Gerald D. Helgeson
Director, Secretary

Date:	April 25, 2011	By:	/s/ James M. Seed
James M. Seed
Director

Date:	April 25, 2011	By:	/s/ William Rapaglia
William Rapaglia
Director